Preliminary Pricing Supplement No. 6,279 Registration Statement Nos. 333-275587; 333-275587-01 Dated January 30, 2025 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Barrier Market-Linked Notes with Daily Barrier Observation

Linked to the Performance of the SPDR® Gold Trust due May 15, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Investment Description

These Barrier Market-Linked Notes with Daily Barrier Observation (the “Notes”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Notes are linked to the performance of the shares of the SPDR® Gold Trust (the "Underlying Asset"). The amount you receive at maturity will depend on (i) whether a Barrier Event has occurred on any Observation Day during the Observation Period, which is the period from but excluding the Trade Date to and including the Final Valuation Date and (ii) whether the Underlying Asset has increased as of the Final Valuation Date (which will result in a payment based on the percent change in the Underlying Asset from the Initial Level to the Final Level (the “Underlying Return”), if a Barrier Event has not occurred). A “Barrier Event” will occur if the Closing Level of the Underlying Asset on any Observation Day during the Observation Period is greater than the “Upper Barrier,” which will be set on the Trade Date and is expected to be between 123.00% and 125.00% of the Initial Level, meaning that a Barrier Event will occur if the Closing Level of the Underlying Asset on any Observation Day during the Observation Period has increased by more than between 23.00% and 25.00% from the Initial Level. If a Barrier Event occurs during the Observation Period, at maturity, investors will receive an amount in cash per Note equal to the Principal Amount plus a return equal to the limited “Conditional Return” of 6.00%, meaning the return on the Notes would be limited to 6.00% regardless of the Underlying Return. If, however, a Barrier Event does not occur during the Observation Period and the Final Level is greater than the Initial Level, at maturity, investors will receive an amount in cash per Note equal to the Principal Amount plus a return equal to the Underlying Return, subject to a maximum return of between 23.00% and 25.00%. In this scenario, the Maximum Payment at Maturity will be between $1,230.00 and $1,250.00 per Note. If a Barrier Event does not occur during the Observation Period and the Final Level is equal to or less than the Initial Level, MSFL will pay you at maturity a cash payment per Note equal to the Principal Amount and you will not receive a positive return on the Notes. The Notes are for investors who are concerned about principal risk but seek a return linked to the performance of the Underlying Asset, and who are willing to forgo current income and receive no return for the entire term of the Notes in exchange for the repayment of principal and the potential to receive a return equal to the Underlying Return, which will be payable only if (i) a Barrier Event does not occur during the Observation Period and (ii) the price of the Underlying Asset ultimately increases as of the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay interest. Your return on the Notes at maturity will be limited to 6.00% if a Barrier Event occurs during the Observation Period, and will be less than the Conditional Return if a Barrier Event has not occurred during the Observation Period and the Underlying Return is positive but less than the Conditional Return. Even if a Barrier Event has not occurred during the Observation Period, your return on the Notes is limited to a maximum possible return of between 23.00% and 25.00% (to be determined on the trade date) due to the effect of the Upper Barrier. MSFL will repay your full Principal Amount only if you hold the Notes to maturity. The Notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑ Conditional Return at Maturity if a Barrier Event HAS Occurred During the Observation Period, Irrespective of the Final Level — If the Closing Level of the Underlying Asset on any Observation Day during the Observation Period is greater than the Upper Barrier, meaning that a Barrier Event has occurred, MSFL will pay you at maturity the Principal Amount plus a return equal to the Conditional Return of 6.00%, irrespective of the Final Level.

❑ Exposure to Positive Underlying Return up to the Maximum Gain if a Barrier Event Does Not Occur — If (i) a Barrier Event does not occur and (ii) the Final Level is greater than the Initial Level, MSFL will pay you a cash payment per Note at maturity equal to the Principal Amount plus a return equal to the Underlying Return. In this scenario, the potential return on the Notes will be limited to a maximum possible return of between 23.00% and 25.00% due to the effect of the Upper Barrier, and the Maximum Payment at Maturity will be between $1,230.00 and $1,250.00 per Note.

❑  Repayment of Principal at Maturity — If (i) a Barrier Event does not occur and (ii) the Final Level is equal to or less than the Initial Level, MSFL will pay you a cash payment per Note at maturity equal to the Principal Amount and you will not receive a positive return on the Notes. Any payment on the Notes, including any repayment of principal, applies only if the Notes are held to maturity and is subject to our creditworthiness.

	Trade Date	February 12, 2025
	Original Issue Date	February 14, 2025
	Final Valuation Date**	May 12, 2026
	Maturity Date**	May 15, 2026

* Expected

** Subject to adjustment for postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Notes” in this document.

NOTICE TO INVESTORS: YOU MAY RECEIVE ONLY YOUR PRINCIPAL AMOUNT AT MATURITY AND YOU MAY NOT RECEIVE ANY RETURN ON THE NOTES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF OURS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRELIMINARY PRICING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYING ASSET OR IN THE COMMODITY COMPOSING THE UNDERLYING ASSET.

Note Offering

These preliminary terms relate to Barrier Market-Linked Notes with Daily Barrier Observation Linked to the Performance of the SPDR® Gold Trust. The Notes are offered at a minimum investment of $1,000, or 1 Note, and integral multiples of $1,000 in excess thereof. The actual Initial Level and Upper Barrier will be determined on the Trade Date.

Underlying Asset	Initial Level	Upper Barrier	Conditional Return	Interest	CUSIP	ISIN
Shares of the SPDR® Gold Trust	$	$ , which is the Initial Level plus between 23.00% and 25.00% of the Initial Level. The Upper Barrier will equal between 123.00% and 125.00% of the Initial Level.*	6.00%	None	61778C7K5	US61778C7K52

* Your return on the Notes is limited to a maximum possible return of between 23.00% and 25.00% due to the effect of the Upper Barrier.

See “Additional Information about Morgan Stanley, MSFL and the Notes” on page 2. The Notes will have the terms set forth in the accompanying prospectus supplement and prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $982.60 per Note, or within $35.00 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Notes” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Note	$1,000	$10	$990
Total	$	$	$

(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $10 for each Note it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this preliminary pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 21.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 21 of this preliminary pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

Morgan Stanley  UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Notes

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Prospectus supplement dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016337/dp202677_424b2-epselnotes.htm

♦Prospectus dated April 12, 2024:
https://www.sec.gov/Archives/edgar/data/895421/000095010324005205/dp209505_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley,” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Notes” refers to the Market-Linked Notes that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 12, 2024 and the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2023, respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this preliminary pricing supplement differ from those discussed in the prospectus supplement or prospectus, the terms contained in this preliminary pricing supplement will control.

The Issue Price of each Note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Trade Date will be less than $1,000. We estimate that the value of each Note on the Trade Date will be approximately $982.60, or within $35.00 of that estimate. Our estimate of the value of the Notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Notes on the Trade Date, we take into account that the Notes comprise both a debt component and a performance-based component linked to the Underlying Asset. The estimated value of the Notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Asset, instruments based on the Underlying Asset, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread , which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Notes?

In determining the economic terms of the Notes, including the Conditional Return and the Upper Barrier, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Notes?

The price at which MS & Co. purchases the Notes in the secondary market, absent changes in market conditions, including those related to the Underlying Asset, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Notes are not fully deducted upon issuance, for a period of up to 3 months following the Original Issue Date, to the extent that MS & Co. may buy or sell the Notes in the secondary market, absent changes in market conditions, including those related to the Underlying Asset, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of receiving a below market or no return on the Notes.

♦You do not seek current income from your investment and are willing to forgo any distributions paid on the Underlying Asset.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦You understand and accept that your return will be limited to the Conditional Return at maturity if a Barrier Event occurs.

♦You believe that a Barrier Event will not occur, meaning that the Closing Level of the Underlying Asset will not be greater than the Upper Barrier on any Observation Day during the Observation Period.

♦You understand and accept that, if a Barrier Event does not occur, due to the Upper Barrier, your potential return is limited to the Maximum Payment at Maturity of between $1,230.00 and $1,250.00 per Note if the Final Level is greater than the Initial Level.

♦You are willing to invest in the Notes based on the Conditional Return and bottom of the range for the Upper Barrier specified on the cover hereof (the actual Upper Barrier will be determined on the Trade Date).

♦You understand and are willing to accept the risks associated with the Underlying Asset and the assets comprising the Underlying Asset, which consist primarily of gold.

♦You are willing to hold the Notes to maturity, as set forth on the cover hereof, and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of a below market or no return on the Notes.

♦You seek current income from your investment or prefer to receive any distributions paid on the Underlying Asset.

♦You believe that the Closing Level of the Underlying Asset on at least one Observation Day during the Observation Period will increase to a Closing Level that is greater than the Upper Barrier.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦You do not fully understand or are unwilling to accept that your return will be limited to the Conditional Return if a Barrier Event occurs.

♦You do not fully understand or are unwilling to accept that, if a Barrier Event does not occur, due to the Upper Barrier, your potential return is limited to the Maximum Payment at Maturity of between $1,230.00 and $1,250.00 per Note if the Final Level is greater than the Initial Level.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the Notes based on the Conditional Return or bottom of the range for the Upper Barrier specified on the cover hereof (the actual Upper Barrier will be determined on the Trade Date).

♦You do not understand or are not willing to accept the risks associated with the Underlying Asset and the assets comprising the Underlying Asset, which consist primarily of gold.

♦You are unable or unwilling to hold the Notes to maturity, as set forth on the cover hereof, or you seek an investment for which there will be an active secondary market.

♦You are not willing or are unable to assume the credit risk associated with us for any payment on the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 6 of this preliminary pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus for risks related to an investment in the Notes. For more information about the Underlying Asset, see the information set forth under “SPDR® Gold Trust” on page 14.

Indicative Terms

Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Note)	$1,000 (1 Note)
Principal Amount	$1,000 per Note
Term	Approximately 1.25 years
Underlying Asset	Shares of the SPDR® Gold Trust
Payment at Maturity (per Note)

MSFL will pay you a cash payment at maturity linked to the performance of the Underlying Asset during the term of the Notes, as follows:

If a Barrier Event has occurred, irrespective of the

Final Level of the Underlying Asset:

$1,000 × (1 + Conditional Return)

Your return will be limited to the Conditional Return of 6.00% if a barrier event occurs.

If a Barrier Event has not occurred and the Final

Level is greater than the Initial Level:

$1,000 × (1 + Underlying Return)

Because the Upper Barrier is equal to the Initial Level plus between 23.00% and 25.00% (to be determined on the trade date) of the Initial Level, in this scenario the Maximum Payment at Maturity will be between $1,230.00 and $1,250.00 per Note and your return will be limited to the Maximum Gain of between 23.00% and 25.00%.

If a Barrier Event has not occurred and the Final

Level is equal to or less than the Initial Level:

$1,000

In this scenario, you will not receive a

positive return on the Notes.

Barrier Event

A Barrier Event will occur if the Closing Level of the Underlying Asset is greater than the Upper Barrier on any Observation Day during the Observation Period.

As a result, a Barrier Event will occur if the Closing Level of the Underlying Asset on any Observation Day during the Observation Period has increased by more than between 23.00% and 25.00% from the Initial Level of the Underlying Asset.

Upper Barrier

The Initial Level plus between 23.00% and 25.00% of the Initial Level. The Upper Barrier will equal between 123.00% and 125.00% of the Initial Level. The actual Upper Barrier will be determined on the Trade Date.

Your return on the Notes is limited to a maximum

Possible return of between 23.00% and 25.00% due to the effect of the Upper Barrier.

Conditional Return	6.00%
Maximum Gain	Between 23.00% and 25.00%, which corresponds to a Maximum Payment at Maturity of between $1,230.00 and $1,250.00 per Note. The actual Maximum Gain will be determined on the Trade Date
Maximum Payment at Maturity

Between $1,230.00 and $1,250.00 per Note (due to the effect of the Upper Barrier), payable only if a Barrier Event does not occur during the Observation Period and the Underlying Return is exactly between 123.00% and 125.00%. The actual Maximum Payment at Maturity will be determined on the Trade Date.

Underlying Return	Final Level – Initial Level Initial Level
Initial Level	The Closing Level of the Underlying Asset on the Trade Date.
Final Level	The Closing Level of the Underlying Asset on the Final Valuation Date.
Observation Period	The period from but excluding the Trade Date to and including the Final Valuation Date.
Observation Day	A Trading Day on which no Market Disruption Event occurs. For further information regarding a Trading Day, see “Additional Terms of the Notes—Some Definitions” in this document.
Final Valuation Date	May 12, 2026, subject to adjustment for non-Trading Days or a Market Disruption Event
Maturity Date	May 15, 2026, subject to postponement in the event of a postponement of the Final Valuation Date
CUSIP / ISIN	61778C7K5 / US61778C7K52
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Investment Timeline

The Initial Level is observed and the final terms of the Notes are set.

The Closing Level of the Underlying Asset is observed.

MSFL will pay you a cash payment at maturity linked to the performance of the Underlying Asset during the term of the Notes, as follows:

If a Barrier Event has occurred, irrespective of the

Final Level of the Underlying Asset:

$1,000 × (1 + Conditional Return)

Your return will be limited to the Conditional Return of 6.00% if a barrier event occurs.

If a Barrier Event has not occurred and the Final

Level is greater than the Initial Level:

$1,000 × (1 + Underlying Return)

Because the Upper Barrier is equal to the Initial Level plus between 23.00% and 25.00% (to be determined on the trade date) of the Initial Level, in this scenario the Maximum Payment at Maturity will be between $1,230.00 and $1,250.00 per Note and your return will be limited to the Maximum Gain of between 23.00% and 25.00%.

If a Barrier Event has not occurred and the Final

Level is equal to or less than the Initial Level:

$1,000

In this scenario, you will not receive a

positive return on the Notes.

Investing in the Notes involves significant risks. The Notes do not pay interest. Your return on the Notes at maturity will be limited to 6.00% if a Barrier Event occurs during the Observation Period and will be less than the Conditional Return if a Barrier Event has not occurred during the Observation Period and the Underlying Return is positive but less than the Conditional Return. Even if a Barrier Event has not OCCURRED DURING the Observation Period, your return on the Notes is limited to a maximum possible return of between 23.00% AND 25.00% due to the effect of the Upper Barrier. MSFL will repay your full principal amount only if you hold the Notes to maturity. All payments are subject to our credit risk.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to also read the “Risk Factors” section in the accompanying prospectus and the accompanying prospectus supplement. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to an Investment in the Notes

♦Your return on the Notes is limited to the Conditional Return if a Barrier Event occurs — If the Closing Level of the Underlying Asset is greater than the Upper Barrier on any Observation Day during the Observation Period, a Barrier Event will occur and, at maturity, MSFL will pay you the Principal Amount plus a return equal to the limited Conditional Return, irrespective of the Final Level, which may have appreciated significantly from the Initial Level.

♦You may receive a lower return on the Notes if a Barrier Event has not occurred than if a Barrier Event has occurred and potentially receive no return on your investment in the Notes — If a Barrier Event has not occurred and the Underlying Return is positive but less than the Conditional Return, the return on the Notes at maturity will be less than the return equal to the Conditional Return that you would have received at maturity if a Barrier Event had occurred and may be almost zero.

♦Even if no Barrier Event occurs and the Underlying Return is positive, your potential return on the Notes is limited to the Maximum Payment at Maturity per Note — Even if no Barrier Event occurs and the Underlying Return is positive, in no event will the payment at maturity exceed the Maximum Payment at Maturity per Note and your potential return will be limited to a maximum possible return of between 23.00% and 25.00%, due to the effect of the Upper Barrier. Furthermore, the maximum return of between 23.00% and 25.00% would be available only in the unlikely event that a Barrier Event does not occur and the Underlying Return is exactly between 123.00% and 125.00%. Any further appreciation of the Underlying Asset beyond the Upper Barrier will result in a Payment at Maturity of only the Principal Amount plus a return equal to the limited Conditional Return, without any participation in the performance of the Underlying Asset, which may have appreciated significantly from the Initial Level. The actual Upper Barrier will be determined on the Trade Date.

♦The probability that a Barrier Event will occur will depend on the volatility of the Underlying Asset — “Volatility" refers to the frequency and magnitude of changes in the Closing Level of the Underlying Asset. Greater expected volatility with respect to the Underlying Asset reflects a higher expectation as of the Trade Date that a Barrier Event will occur during the Observation Period, resulting in the loss of the opportunity to earn a return on the Notes at maturity based on the Underlying Return. However, the volatility of the Underlying Asset can change significantly over the term of the Notes. The Closing Level of the Underlying Asset could rise sharply, which could trigger a Barrier Event and result in your receiving only the limited Conditional Return at maturity.

♦A Barrier Event can occur on any Observation Day during the Observation Period — A Barrier Event will occur if the Closing Level of the Underlying Asset is greater than the Upper Barrier on any Observation Day during the Observation Period, which is the period from but excluding the Trade Date to and including the Final Valuation Date. Therefore, a Barrier Event will occur if the Closing Level of the Underlying Asset on any Observation Day during the Observation Period has increased by more than between 23.00% and 25.00% from the Initial Level. This will be the case even if the price of the Underlying Asset subsequently depreciates to a price that is equal to or less than the Upper Barrier. If a Barrier Event occurs on any Observation Day during the Observation Period, the return on your Notes will be limited to the Conditional Return, regardless of the performance of the Underlying Asset.

♦The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The return on the Notes at maturity is linked to the performance of the Underlying Asset. Your return on the Notes at maturity will be limited to the Conditional Return of only 6.00% if a Barrier Event occurs during the Observation Period. In addition, if a Barrier Event does not occur during the Observation Period and the Underlying Return positive but less than the Conditional Return, the return on the Notes at maturity will be less than the Conditional Return and may be almost zero. Accordingly, the return on your investment in the Notes may be low or almost zero and, therefore, less than the amount that would be paid on a conventional debt security of ours of comparable maturity. Moreover, even if a Barrier Event has not occurred, if the Underlying Asset does not appreciate sufficiently over the term of the Notes, the overall return on the Notes (the effective yield to maturity) may still be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The Notes are for investors who are concerned about principal risk but seek a return linked to the performance of the Underlying Asset, and who are willing to forgo current income and receive no return for the entire term of the Notes in exchange for the repayment of principal and the potential to receive a return equal to the Underlying Return, which will be payable only if (i) a Barrier Event does not occur during the Observation Period and (ii) the price of the Underlying Asset ultimately increases as of the Final Valuation Date.

♦No interest payments — MSFL will not make any interest payments with respect to the Notes.

♦The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Notes — Investors are dependent on our ability to pay all amounts due on the Notes at maturity, and, therefore, you are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets — As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦Repayment of the Principal Amount applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, you may have to sell them at a loss even if the price of the Underlying Asset has increased from the Initial Level. You will receive the Principal Amount of the Notes from MSFL only at maturity, subject to our creditworthiness.

♦The market price of the Notes will be influenced by many unpredictable factors — Several factors will influence the value of the Notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Notes in the secondary market, including whether or not a Barrier Event has occurred, the trading price and volatility (frequency and magnitude of changes in value) of the Underlying Asset and the commodity constituting the Underlying Asset, interest and yield rates in the market, the availability of comparable instruments, the occurrence of certain events affecting the Underlying Asset that may or may not require an adjustment to the adjustment factor, time remaining until the Notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Asset or markets generally and which may affect the Final Level of the Underlying Asset and any actual or anticipated changes in our credit ratings or credit spreads. The value of the Underlying Asset may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® Gold Trust” on page 14. You may receive less, and possibly significantly less, than the stated Principal Amount per Note if you try to sell your Notes prior to maturity.

♦Investing in the Notes is not equivalent to investing in the Underlying Asset or in the commodity composing the Underlying Asset — Investing in the Notes is not equivalent to investing in the Underlying Asset or in the commodity that constitutes the Underlying Asset. As an investor in the Notes, you will not have voting rights or rights to receive distributions or any other rights with respect to the underlying commodity that constitutes the Underlying Asset. See “Hypothetical Payments on the Notes at Maturity” below.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Notes in the Issue Price reduce the economic terms of the Notes, cause the estimated value of the Notes to be less than the Issue Price and will adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Notes in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Notes in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Notes are not fully deducted upon issuance, for a period of up to 3 months following the Original Issue Date, to the extent that MS & Co. may buy or sell the Notes in the secondary market, absent changes in market conditions, including those related to the Underlying Asset, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price — These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Notes than those generated by others, including other dealers in the market, if they attempted to value the Notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Notes in the secondary market (if any exists) at any time. The value of your Notes at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Notes will be influenced by many unpredictable factors” above.

♦The Notes will not be listed on any securities exchange and secondary trading may be limited — The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. MS & Co. currently intends, but is not obligated, to make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Notes — One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Notes (and to other instruments linked to the Underlying Asset and the underlying commodity), including trading in the Underlying Asset or futures contracts or forward contracts on the Underlying Asset. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. Some of our affiliates also trade the Underlying Asset and other financial instruments related to the Underlying Asset and the Underlying Asset on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially affect the Initial Level, and, therefore, could affect the value that will be used to determine the Payment at Maturity. Additionally, such hedging or trading activities during the term of the Notes, including on the Final Valuation Date, could affect the Closing Level of the Underlying Asset, and, accordingly, the amount of cash an investor will receive at maturity.

♦Potential conflict of interest — As Calculation Agent, MS & Co. will determine the Initial Level, the Upper Barrier, the Final Level, whether a Barrier Event or a Market Disruption Event has occurred, the Underlying Return, if applicable, and the Payment at Maturity. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Underlying Asset or calculation of the Final Level of the Underlying Asset in the event of a discontinuance of the Underlying Asset or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Terms of the Notes—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of the Underlying Asset; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” below. In addition, MS & Co. has determined the estimated value of the Notes on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates — Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset to which the Notes are linked.

Risks Relating to the Underlying Asset

♦Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Notes — Governmental regulatory actions, including without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Notes or the Underlying Asset, or engaging in transactions therein, and any such action could adversely affect the value of the Underlying Asset or the Notes. These regulatory actions could result in restrictions on the Notes and could result in the loss of a significant portion or all of your initial investment in the Notes, including if you are forced to divest the Notes due to the government mandates, especially if such divestment must be made at a time when the value of the Notes has declined.

♦Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally — The SPDR® Gold Trust is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Notes are linked to the Underlying Asset which reflect the performance of the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® Gold Trust” on page 14.

♦The notes are subject to risks associated with gold — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold to which the return on the Notes is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, such as, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (as the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold-producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold markets. It is not possible to predict the aggregate effect of any or all of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that such volatility will lessen. See “SPDR® Gold Trust” on page 14.

♦There are risks relating to trading of commodities on the London Bullion Market Association — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold is determined by the LBMA or an independent service-provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a Trading Day or over a period of Trading Days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the Notes. The LBMA, or an independent service-provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising LBMA prices.

♦The performance and market price of the Underlying Asset, particularly during periods of market volatility, may not correlate with the performance of their commodity or the net asset value per share of the Underlying Asset — The Underlying Asset does not fully replicate the performance of its underlying commodity due to the fees and expenses charged by the Underlying Asset or by restrictions on access to the underlying commodity due to other circumstances. The Underlying Asset does not generate any income, and as the Underlying Asset regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The Underlying Asset sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the Underlying Asset of its underlying commodity to pay expenses at a time of relatively low prices for its underlying commodity could adversely affect the value of the Notes. Additionally, there is a risk that part or all of the holdings of the Underlying Asset in its underlying commodity could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Finally, because the Underlying Asset is traded on an exchange and are subject to market supply and investor demand, the market price of the Underlying Asset may differ from the net asset value per share of such Underlying Asset.

In particular, during periods of market volatility, or unusual trading activity, the underlying commodity underlying the Underlying Asset may be disrupted or limited, or such underlying commodity may be unavailable in the secondary market. Under these circumstances, the liquidity of the Underlying Asset may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Underlying Asset, and their ability to create and redeem shares of the Underlying Asset may be disrupted. Under these circumstances, the market price of shares of the Underlying Asset may vary substantially from the net asset value per share of the Underlying Asset or the performance of its underlying commodity.

For all of the foregoing reasons, the performance of the Underlying Asset may not correlate with the performance of its underlying commodity or the net asset value per share of such Underlying Asset. Any of these events could materially and adversely affect the price of the Underlying Asset and, therefore, the value of the Notes. Additionally, if market volatility or these events were to occur on the Final Valuation Date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a Market Disruption Event to occur, and such determination would affect the payment at maturity of the Notes. If the calculation agent determines that no Market Disruption Event has taken place, the payment at maturity would be based solely on the published closing price per share of the Underlying Asset on the Final Valuation Date, even if the Underlying Asset is underperforming its underlying commodity and/or trading below the net asset value per share of such Underlying Asset.

♦Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Notes — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single Business Day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity of the Underlying Asset, and, therefore, the value of the Notes.

♦The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the Underlying Asset — MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the Underlying Asset. However, the calculation agent will not make an adjustment for every event that can affect the Underlying Asset. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Notes may be materially and adversely affected.

Hypothetical Payments on the Notes at Maturity

These examples are based on hypothetical terms. The actual terms will be determined on the Trade Date.

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Asset relative to the Initial Level or the occurrence or non-occurrence of a Barrier Event. We cannot predict the Closing Level of the Underlying Asset on any Observation Day during the Observation Period, whether a Barrier Event will occur or the Final Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Asset. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 Principal Amount of Notes on a hypothetical offering of the Notes, based on the following terms*:

Investment term:	Approximately 1.25 years
Principal amount:	$1,000
Hypothetical Initial Level:	$200.00*
Hypothetical Upper Barrier:	$246.00 (123.00% of the Hypothetical Initial Level)*
Conditional Return:	6.0%

* The actual Initial Level and Upper Barrier will be determined on the Trade Date.

The table below illustrates the Payment at Maturity for a hypothetical range of Underlying Returns, depending also on whether or not a Barrier Event has occurred, and does not cover the complete range of possible payouts at maturity.

		If a Barrier Event Has Occurred During the Observation Period		If a Barrier Event Has Not Occurred During the Observation Period
Underlying Return	Final Level	Payment At Maturity	Return on $1,000 Note(1)	Payment at Maturity	Return on $1,000 Note(1)
100.0%	$400.00	$1,230	23.0%	N/A	N/A
90.0%	$380.00	$1,230	23.0%	N/A	N/A
80.0%	$360.00	$1,230	23.0%	N/A	N/A
70.0%	$340.00	$1,230	23.0%	N/A	N/A
60.0%	$320.00	$1,230	23.0%	N/A	N/A
50.0%	$300.00	$1,230	23.0%	N/A	N/A
40.0%	$280.00	$1,230	23.0%	N/A	N/A
30.0%	$260.00	$1,230	23.0%	N/A	N/A
25.0%	$250.00	$1,230	23.0%	N/A	N/A
23.0%	$246.00	$1,230	23.0%	N/A	N/A
20.0%	$240.00	$1,230	23.0%	$1,200	20.0%
15.0%	$230.00	$1,230	23.0%	$1,150	15.0%
10.0%	$220.00	$1,230	23.0%	$1,100	10.0%
5.0%	$210.00	$1,230	23.0%	$1,050	5.0%
1.0%	$202.00	$1,230	23.0%	$1,010	1.0%
0.5%	$201.00	$1,230	23.0%	$1,005	0.5%
0.1%	$200.20	$1,230	23.0%	$1,001	0.1%
0.0%	$200.00	$1,230	23.0%	$1,000	0.0%
-10.0%	$180.00	$1,230	23.0%	$1,000	0.0%
-20.0%	$160.00	$1,230	23.0%	$1,000	0.0%
-30.0%	$140.00	$1,230	23.0%	$1,000	0.0%
-40.0%	$120.00	$1,230	23.0%	$1,000	0.0%
-50.0%	$100.00	$1,230	23.0%	$1,000	0.0%
-60.0%	$80.00	$1,230	23.0%	$1,000	0.0%
-70.0%	$60.00	$1,230	23.0%	$1,000	0.0%
-80.0%	$40.00	$1,230	23.0%	$1,000	0.0%
-90.0%	$20.00	$1,230	23.0%	$1,000	0.0%
-100.0%	$0.00	$1,230	23.0%	$1,000	0.0%

(1) The “Return on $1,000 Note” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount per Note to the purchase price of $1,000 per Note.

Example 1 — A Barrier Event HAS occurred during the Observation Period and the Closing Level of the Underlying Asset increases by 50% from the Initial Level to the Final Level.

In this example, the Closing Level of the Underlying Asset is greater than the Upper Barrier on one or more Observation Days during the Observation Period. Therefore, a Barrier Event has occurred and you receive at maturity the Principal Amount of $1,000 per Note plus a return based on the Conditional Return equal to $230 per Note, irrespective of the Final Level.

$1,000 x (1 + Conditional Return)

$1,000 x (1 + 23.0%)

$1,000 x 123.0% = $1,230

The investor would receive a Payment at Maturity of $1,230 per Note, or a return of 23.00%, but would not participate in any performance of the Underlying Asset because a Barrier Event has occurred.

Example 2 — A Barrier Event HAS NOT occurred and the Closing Level of the Underlying Asset increases by 20% from the Initial Level to the Final Level.

In this example, the Closing Level of the Underlying Asset has remained less than or equal to the Upper Barrier on each Observation Day during the Observation Period and the Final Level is greater than the Initial level. Therefore, a Barrier Event has not occurred, and you receive at maturity the Principal Amount of $1,000 per Note plus a return equal to the Underlying Return.

$1,000 x (1 + Underlying Return)

$1,000 x (1 + 20.0%)

$1,000 x 120.0% = $1,200

The Payment at Maturity is $1,200 per Note, resulting in a return of 20.0%.

Example 3 — A Barrier Event HAS NOT occurred and the Closing Level of the Underlying Asset decreases by 30% from the Initial Level to the Final Level.

In this example, the Closing Level of the Underlying Asset has remained less than or equal to the Upper Barrier on each Observation Day during the Observation Period. Because the Final Level is equal to or less than the Initial Level and a Barrier Event has not occurred, you receive at maturity the Principal Amount of $1,000 per Note.

Because the Closing Level of the Underlying Asset has decreased from the Initial Level to the Final Level, you will not receive a positive return on the Notes.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

What Are the Tax Consequences of the Notes?

Subject to the discussion below regarding the occurrence of a Barrier Event prior to the issue date, in the opinion of our counsel, Davis Polk & Wardwell LLP, the Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Notes—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the Notes. The comparable yield will be determined on the Trade Date and may be significantly higher or lower than the comparable yield if the Notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the Notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the Notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the Notes.

Notwithstanding the foregoing, if a Barrier Event occurs prior to the issue date, the Notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In this event, the Notes will be treated as debt instruments issued with original issue discount (“OID”) in an amount equal to the excess of the fixed payment at maturity over the “issue price” of each Note. A U.S. Holder will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of such U.S. Holder’s method of accounting. Gain or loss realized on the sale, exchange or maturity of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year.

Special rules will apply if a Barrier Event occurs after the issue date and more than six months prior to the maturity date. Please read the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Contingent Payment Notes—Adjustments to Interest Accruals on the Notes” in the accompanying prospectus supplement for a discussion of the rules.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Notes reference an exchange-traded fund that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Notes to Non-U.S. Holders should not be subject to Section 871(m).

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.

SPDR® Gold Trust

The SPDR® Gold Trust (the “Gold Trust”) is an investment trust sponsored by World Gold Trust Services, LLC and marketed by State Street Global Advisors Funds Distributors, LLC, which seeks to provide investment results that reflect the performance of the price of gold bullion, less the Gold Trust’s expenses. The Gold Trust holds gold bars. Information provided to or filed with the Securities and Exchange Commission (“the Commission”) by the Trust pursuant to the Securities Act of 1933 can be located by reference to Commission file number 001-32356 through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Gold Trust is accurate or complete.

We have derived all information regarding the Gold Trust, including its make-up and method of calculation, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Gold Trust and World Gold Trust Services, LLC (“World Gold”), the sponsor of the Gold Trust. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Gold Trust, and HSBC Bank plc is the custodian of the Gold Trust. The Gold Trust is an investment trust. Shares of the Gold Trust trade under the ticker symbol “GLD” on the NYSE Arca, Inc.

The investment objective of the Gold Trust is to reflect the performance of the price of gold bullion, less the Gold Trust’s expenses. The Gold Trust holds gold bars. The Gold Trust issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the Gold Trust are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the shares of the Gold Trust is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The shares of the Gold Trust represent units of fractional undivided beneficial interest in and ownership of the Gold Trust, the primary asset of which is allocated (or secured) gold. The Gold Trust is not managed like a corporation or an active investment vehicle. The gold held by the Gold Trust will be sold only: (1) on an as-needed basis to pay the Gold Trust’s expenses, (2) in the event the Gold Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. Effective July 17, 2015, the Gold Trust’s only recurring fixed expense is World Gold’s fee, which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the Gold Trust, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the Gold Trust.

Historical Information

The following table presents the published high and low prices of the Underlying Asset, as well as end-of-quarter prices of the Underlying Asset, for each quarter in the period from January 1, 2020 through January 29, 2025. The Closing Level of the Underlying Asset on January 29, 2025 was $254.20. The related graph sets forth the daily prices of gold from January 1, 2008 through January 29, 2025. We obtained the prices of gold and other information below from Bloomberg Financial Markets, without independent verification. The Underlying Asset experiences periods of high volatility, and you should not take the historical values of the Underlying Asset as an indication of future performance, and no assurance can be given as to the Closing Level of the Underlying Asset on any Observation Day, including the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2020	3/31/2020	157.81	138.04	148.05
4/1/2020	6/30/2020	167.37	149.45	167.37
7/1/2020	9/30/2020	193.89	166.62	177.12
10/1/2020	12/31/2020	183.19	166.67	178.36
1/1/2021	3/31/2021	182.87	157.49	159.96
4/1/2021	6/30/2021	178.77	161.92	165.63
7/1/2021	9/30/2021	171.17	161.32	164.22
10/1/2021	12/31/2021	174.50	163.92	170.96
1/1/2022	3/31/2022	191.51	166.99	180.65
4/1/2022	6/30/2022	184.65	168.46	168.46
7/1/2022	9/30/2022	168.32	151.23	154.67
10/1/2022	12/31/2022	169.64	151.45	169.64
1/1/2023	3/31/2023	185.74	168.35	183.22
4/1/023	6/30/2023	190.44	177.09	178.27
7/1/2023	9/30/2023	183.67	171.45	171.45
10/1/2023	12/31/2023	192.59	168.83	191.17
1/1/2024	3/31/2024	205.72	184.42	205.72
4/1/024	6/30/2024	224.56	207.82	215.01
7/1/2024	9/30/2024	246.98	215.56	243.06
10/1/2024	12/31/2024	257.50	236.59	242.13
1/1/2025	1/29/2025*	255.65	243.19	254.20

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the SPDR® Gold Trust from January 1, 2008 through January 29, 2025, based on information from Bloomberg. Past performance of the Underlying Asset is not indicative of the future performance of the Underlying Asset.

Additional Terms of the Notes

If the terms contained in this preliminary pricing supplement differ from those contained in the prospectus supplement or prospectus, the terms contained in this preliminary pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this preliminary pricing supplement below:

♦“Closing Level“ means, on any Trading Day:

(i)          if the Underlying Asset (or any such other security) is listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying commodity ETF shares (or any such other security) are listed,

(ii)          if the Underlying Asset (or any such other security) is securities of Nasdaq, the official closing price published by Nasdaq on such day, or

(iii)         if the Underlying Asset (or any such other security) is not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Asset (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the closing price for one underlying commodity share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Asset (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the Underlying Asset (or any such other security) is not available pursuant to the two preceding sentences, then the closing price for any Trading Day will be the mean, as determined by the calculation agent, of the bid prices for the Underlying Asset (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto. See “Discontinuance of the Underlying Asset; alteration of method of calculation” below.

♦“Business Day” means any day other than a Saturday or Sunday which is neither a legal holiday nor a day on which banking institutions are required or authorized by law or regulation to close in New York, New York or the city and state of our principal place of business or a day on which transactions in U.S. dollars are not conducted.

♦“Trading Day” means a day, as determined by the calculation agent, on which NYSE Arca (or if NYSE Arca is no longer the principal exchange or trading market for the Underlying Asset, such exchange or principal trading market for the Underlying Asset that serves as the price-source for the Underlying Asset) is open for trading during its regular session, notwithstanding such exchange or principal trading market closing prior to its scheduled closing time.

♦“Market Disruption Event” means:

the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the Underlying Asset on the primary market for the Underlying Asset for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Asset as a result of which the reported trading prices for the Underlying Asset during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Asset, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

(b) a suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Underlying Asset for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Asset is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Asset shall be based on a comparison of (x) the portion of the value of the Underlying Asset attributable to that security relative to (y) the overall value of the Underlying Asset, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event in respect of the Underlying Asset has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the market, (2) a decision to permanently discontinue trading in the Underlying Asset or in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Underlying Asset by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Asset and (4) a “suspension, absence or material limitation of trading” on the primary market on which futures or options contracts related to the Underlying Asset is traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Senior Note or Subordinated Note

Senior

Bull or Bear Notes

Bull notes

Specified Currency

U.S. dollars

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Business Day or if a Market Disruption Event with respect to the Underlying occurs on such date, the Closing Level for such date will be determined on the immediately succeeding Business Day on which no Market Disruption Event shall have occurred; provided that the Closing Level with respect to the Final Valuation Date will not be determined on a date later than the fifth scheduled Business Day after the scheduled Final Valuation Date, and if such date is not an Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Level of the Underlying on such date in accordance with the formula for calculating such Underlying last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Business Day) on such date of each security most recently constituting the Underlying.

If, due to a Market Disruption Event or otherwise, the Final Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Final Valuation Date as postponed.

Antidilution Adjustments

If the Underlying Asset is subject to a share split or reverse share split, then once such split has become effective, the adjustment factor for the Underlying Asset will be adjusted by the calculation agent to equal the product of the prior adjustment factor and the number of shares issued in such share split or reverse share split with respect to one share of the Underlying Asset.

No adjustment to an adjustment factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factors or method of calculating the adjustment factors and of any related determinations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

othe lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus othe reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

ono quotation of the kind referred to above is obtained, or

oevery quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the Principal Amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

oA-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

oP-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Asset; Alteration of Method of Calculation

If trading in the Underlying Asset on every applicable national securities exchange is permanently discontinued or the Underlying Asset is liquidated or otherwise terminated (a “discontinuance or liquidation event”), the Notes will be deemed accelerated to the fifth Business Day following the date notice of such liquidation event is provided to holders of the Underlying Asset under the terms of the Underlying Asset (the date of such notice, the “liquidation announcement date” and the fifth Business Day following the liquidation announcement date, the “acceleration date”), and the payment to you on the acceleration date will be equal to the fair market value of the Notes on the Trading Day immediately following the liquidation announcement date as determined by the calculation agent in its sole discretion based on its internal models, which will take into account the reasonable costs incurred by us or any of our affiliates in unwinding any related hedging arrangements.

Trustee

The “Trustee” for each offering of securities issued under our Senior Debt Indenture, including the Notes, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Level, the Final Level, the Underlying Return and the Payment at Maturity.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the payment at maturity will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the Initial Level, the Final Level, the share percent change, the payment that you will receive at maturity, what adjustments should be made, if any, to the adjustment factor with respect to the Underlying Asset or whether a Market Disruption Event has occurred. See “Market disruption event,” “Discontinuance of the Underlying Asset; alteration of method of calculation” and “Alternate exchange calculation in case of an event of default” above. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Notes is postponed due to a postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each stated Principal Amount of the Notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes, if any, to the Trustee for delivery to the Depositary, as holder of the Notes, on the Maturity Date.

Use of Proceeds and Hedging

The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

On or prior to the Trade Date, we expect to hedge our anticipated exposure in connection with the Notes by entering into hedging transactions with our affiliates and/or third-party brokers. We expect our hedging counterparties to take positions in the Underlying Asset or futures contracts or forward contracts on the Underlying Asset or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Level and, therefore could increase, (i) the price at which the Underlying Asset must close on the Final Valuation Date before you would receive at maturity a payment that exceeds the Principal Amount of the Notes and (ii) the Upper Barrier, which will be used to determine whether a Barrier Event occurs and, therefore, also affect the Payment at Maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Observation Days (including on the Final Valuation Date), by purchasing and selling the Underlying Asset or futures contracts or forward contracts on the Underlying Asset or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Observation Day (including on the Final Valuation Date). As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the price of the Underlying Asset and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $10 for each Note it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes. When MS & Co. prices this offering of the Notes, it will determine the economic terms of the Notes, such that for each Note the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Notes” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the Notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or of the Underlying Asset. Specifically, the agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position for its own account. The agent must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Notes or the Underlying Asset in the open market to stabilize the price of the Notes or of the Underlying Asset. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.